EXHIBIT 10.5

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) dated as of the 31st day of December, 2024.

BETWEEN:

Kelowna Management Services Corp. having an address at:  100 – 740 McCurdy Road, Kelowna, BC  V1X 2P7

(“KMSC”)

AND:

John Docherty, residing at:  [xx]1

(the “Executive”)

WHEREAS KMSC serves as the Canadian corporation which operates and manages the real property and employees of its parent company Lexaria Bioscience Corp. (“Lexaria”) and is also a sister company to Lexaria’s other subsidiary companies, namely Poviva Corp. (“Poviva”), Lexaria CanPharm ULC (“CanPharm”), Lexaria Nicotine LLC (“Nicotine”), Lexaria Pharmaceutical Corp. (“Pharma”), Lexaria Hemp Corp. (“Hemp”), Lexaria CanPharm Holding Corp. (“Holding”), Lexaria Nutraceutical Corp. (“Nutra”), Lexaria (AU) Pty Ltd (“LAP”) and such future subsidiary companies of Lexaria (“FutureCos”).  Collectively Lexaria, KMSC, Poviva, CanPharm, Nicotine, Pharma, Hemp, Holding, Nutra, LAP and FutureCos are referred to herein as the “Company”.

WHEREAS, the Executive currently provides services under an Employment Agreement dated January 1, 2022 with KMSC which will expire on January 1, 2025 (the “Current Agreement”);

AND WHEREAS KMSC wishes to replace the Current Agreement with this Agreement and retain the Executive as an employee, and the Executive wishes to be employed as President and Chief Scientific Officer, or such other title mutually agreeable to the Company and the Executive, on the terms set out in this Agreement;

AND WHEREAS the Executive agrees that all previous contracts entered into with the Company, including the Current Agreement will complete on December 31, 2024 and shall be of no further force or effect as of January 1, 2025 and that the ongoing employment of the Executive shall be solely pursuant to this Agreement;

NOW THEREFORE, conditional upon the covenants and agreements set out in this Agreement; and other good and valuable consideration given by each party to the other, the receipt and sufficiency of which are hereby acknowledged by each of the parties, the parties hereby agree as follows:

__________________________________

1 Details regarding the Executive’s address have been redacted for privacy reasons

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1. EMPLOYMENT

1.1. Position – KMSC will continue to employ the Executive in the position of President and Chief Scientific Officer of the Company, and as its Responsible Person for the purposes of CanPharm’s Health Canada authorized research laboratory.  The Executive will collaborate with and report to the Chief Executive Officer or to the Board of Directors of Lexaria (the “Board”) or to a committee or person designated thereby. The Executive will be responsible for and will perform the duties as set out in Schedule “A” to this Agreement, as well as any other duties as reasonably may be assigned to the Executive by KMSC from time to time, which may include duties in relation to affiliates or subsidiaries of KMSC. KMSC may make non-material changes, with notice, to duties and responsibilities of the Executive in accordance with the Company’s business needs and, provided the Executive’s duties and responsibilities remain commensurate to the duties and responsibilities customary to a President and Chief Scientific Officer of a corporation engaged in a business similar to that of the Company

1.2. Location – The Executive shall perform his duties remotely. The parties acknowledge and agree, however, that the nature of the Executive’s position and services hereunder may require a significant amount of travel by the Executive to jurisdictions that are agreeable to the Executive as a representative of the Company, including for the purposes of participating in trade shows, informational panels, presentations, media events, technology outlicensing, etc., and in discussions related to investment banking, commercial opportunities, client negotiations and more, with the understanding that any such travel expected of the Executive will be compliant with visa requirements for temporary business visiting purposes in any countries or jurisdictions to which the Executive is required to visit.

1.3. Term – The Executive’s employment with KMSC under this Agreement will replace and supersede the Current Agreement and be for a four (4) year term commencing on January 1, 2025 (the “Effective Date”) and ending on December 31, 2028, with the Executive’s employment automatically continuing on a month to month basis thereafter until terminated in accordance with this Agreement (the “Term”).

1.4. Service – During the Term, the Executive will:

a)	well and faithfully serve the Company and use the Executive’s best efforts to promote the best interests of the Company;

b)	devote the whole of the Executive’s working time and attention to the business of the Company;

c)

not, without the prior written consent of the Company, which consent may be withheld at the sole discretion of the Company, engage in any other business, profession or occupation, or become involved in any capacity, directly or indirectly, with any other employer or business, where the Executive’s engagement or involvement conflicts or interferes with, or could reasonably conflict or interfere with at some future date, the Executive’s performance of the duties and obligations of the Executive to the Company; and

d)

comply and become familiar with all policies and procedures of the Company as amended or adopted from time to time. The Company reserves the right to introduce, administer, amend and/or delete policies and procedures in its sole discretion, and such actions will not constitute a breach of the terms of employment or constructive dismissal.

1.5.

D & O Insurance; Indemnification Generally – During the Term, the Company will maintain in effect as appropriate, and pay for, Directors and Officers liability insurance in an amount determined by the Board acting reasonably for the benefit of the Executive in respect of his holding such positions with the Company.  In addition, the Executive shall be indemnified to the maximum extent allowable under the Company’s articles of incorporation, by-laws, and applicable law.

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1.6. Travel Insurance – During the Term, the Company will maintain travel insurance for the Executive which, in addition to the standard coverage provided by travel insurance, will specifically provide coverage for travel delays or medical issues associated with Covid-19 or such other pandemic or geographic specific health crisis as declared by the World Health Organization and applicable to the area the Executive is required to travel to on behalf of the Company.

2. COMPENSATION AND BENEFITS – During the Term, KMSC will pay to the Executive the compensation and provide the benefits as set out in Schedule “B”, as amended from time to time, which sets out completely the compensation and benefits entitlement of the Executive for all hours worked and all services provided to the Company pursuant to this Agreement, except as otherwise required by the Ontario Employment Standards Act, 2000, as amended or replaced from time to time (the “ESA”).  For clarity, regardless of the number of hours worked, except to the minimum extent, if any, required by the ESA, the Executive is not entitled to any additional remuneration, overtime, or time off in lieu in addition to the compensation and benefits set out in this Schedule “B”.  KMSC may, from time to time, at its sole discretion, increase the Executive’s compensation and benefits, and such changes will not constitute a breach of the terms of employment or constructive dismissal

3. EXPENSES AND EQUIPMENT

3.1. Expenses – KMSC will reimburse the Executive for reasonable business expenses incurred by the Executive in the furtherance of or in connection with the performance of the Executive’s duties under this Agreement, as more particularly set out in Schedule "B”.

3.2. Equipment – KMSC will provide to the Executive all equipment and devices reasonably required for the Executive to perform his duties under this Agreement as the Company may determine from time to time in its sole discretion (the “Equipment”). The Equipment will specifically include a mobile device and laptop. The Equipment will remain the property of KMSC, and the Executive will, at any time upon request by KMSC and immediately upon the termination of the Executive’s employment, promptly return to KMSC all Equipment.

4. TERMINATION OF AGREEMENT AND EMPLOYMENT

4.1. Termination by the Executive – The Executive may terminate his employment with KMSC by giving 60 days’ prior written notice of termination to KMSC, which KMSC may waive in whole or in part, subject to providing the Executive with any minimum entitlements under the ESA. The Executive agrees that such waiver shall not constitute termination of the Executive’s employment by KMSC.

4.2. Termination by KMSC Without Just Cause or by Executive for Good Reason – In the event KMSC terminates the employment of the Executive without Just Cause (as defined in Subsection 4.3) or the Executive terminates his employment with KMSC for Good Reason (as defined below), the Executive shall be entitled to:

a)	Any Accrued Wages (which includes any Base Salary that has been accrued but is unpaid and any vested vacation pay, vested benefits, and outstanding expense reimbursements);

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b)

Any (i) Annual Bonus as described in Schedule B and amended from time to time that the Compensation Committee of Lexaria has authorized as payable based on its determination of performance criteria milestones that have been accomplished during the applicable calendar year before termination of employment, payable at such time as provided in Schedule B, plus (ii) Any pro rata portion of an Annual Bonus as described in Schedule B and amended from time to time that the Compensation Committee of Lexaria has authorized as payable based on its determination of performance criteria milestones that have been accomplished during the calendar year of termination of employment, payable at such time as provided in Schedule B, plus (iii) Material Transaction Bonus based on an applicable transaction completed, or completed pro-rata at the determination of the Compensation Committee before the termination of employment but unpaid as of the date of termination of employment, payable at such time as provided in Schedule B, plus (iv) any Material Transaction Bonus as described in Schedule B and amended from time to time for any applicable transaction completed during the relevant post-employment period specified in Schedule B and payable at such time as provided in Schedule B; and

c)	the greater of:

i.

fifteen (15) months’ written notice of termination, payment in lieu of such notice, or a combination of written notice and payment in lieu of such notice (the form to be at KMSC’s sole discretion), plus one (1) additional months’ (up to a maximum of twenty-four (24) months’) written notice of termination, payment in lieu of such notice, or a combination of written notice and payment in lieu of such notice (the form to be at KMSC’s sole discretion) for each completed year of service with KMSC after the Effective Date; or

ii.

the minimum written notice of termination, payment in lieu of such notice, or a combination of written notice and payment in lieu of such notice (the form to be at KMSC’s sole discretion), and severance pay, if applicable, required by the ESA.

Such severance payment shall be paid as salary continuation payments made in accordance with the Company’s regular payroll periods.  Any severance payment that is scheduled to be paid prior to receipt by the Company of the general release noted below shall be held in escrow until such time as the general release has been received.  Once the general release has been received from the Executive any escrowed severance payment amounts shall be paid with the next payroll period, but in any event no later than the 15th day of the third calendar month following the Termination Date.

“Termination Date” shall mean the effective date of termination of Executive’s employment with the Company.

“Good Reason” means the occurrence of any of the following events without Executive’s consent:  (i) the material reduction of the Base Salary (i.e., ten percent (10% or more, one time or in the aggregate); (ii) a change in Executive’s position with the Company that materially reduces Executive’s level of authorities, responsibilities, or duties; (iii) a material breach by the Company of this Agreement; or (iv) a requirement that Executive relocate his living residence or commute further than thirty (30) miles from his home, other than in the performance of the Executive’s duties and for in person board meetings (not to exceed three per year); provided, however, that (A) the Executive provides notice of the event constituting Good Reason within sixty (60) days after the occurrence of such event, (B) the Company is given at least thirty (30) days to cure the event and fails to so cure it, and (C) the Termination Date occurs within thirty (30) days after the Company’s opportunity to cure the event has expired.

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Where this Agreement and the Executive’s employment is terminated in accordance with this Subsection 4.2, the Executive agrees to execute, and not revoke, a full and final general release in favour of Lexaria, in a form to be provided by Lexaria to be completed in such period as required by applicable law and not to exceed 60 days after the last day of employment, as a condition precedent to receiving the compensation set out in this Subsection 4.2. If the Executive does not execute such a release or such release is otherwise revoked by the Executive as permitted by applicable law, the Executive will receive only his Accrued Wages.

The Executive agrees that the notice required or amount payable pursuant to this Subsection 4.2 will be the maximum notice or compensation to which the Executive is entitled upon termination Without Just Cause or for Good Reason, including statutory, contractual and common law amounts. The Executive agrees that these entitlements are reasonable and upon receipt of these entitlements KMSC will have no further obligation to the Executive in respect of the termination of his employment including, without limitation, any further compensation, severance pay or damages. The Executive expressly waives any entitlement to common law notice.

4.3. Termination by KMSC for Just Cause – In the event KMSC terminates this Agreement and the Executive’s employment at any time for Just Cause, the Executive shall only be entitled to his Accrued Wages or such lesser amount as meets the the minimum extent required by the ESA. For purposes of this Agreement, the term “Just Cause” means:

a)	Executive’s willful misconduct or gross negligence in connection with the performance of Executive’s duties;

b)	Executive’s misappropriation or embezzlement of funds or property of the Company or one of its clients;

c)	Executive’s fraud or dishonesty with respect to the Company or its clients;

d)	Executive’s conviction of or entering of a guilty plea or plea of no contest with respect to any felony or any other crime involving moral turpitude or dishonesty;

e)	Executive’s breach of fiduciary duties owed to the Company or one of its clients;

f)

The Company’s receipt of any form of notice, written or otherwise, that any regulatory agency having jurisdiction over the Company intends to institute any form of formal or informal regulatory action against Executive or against the Company based on Executive’s acts, omissions, or conduct;

g)

Executive’s exhibition of a standard of behavior within the scope of or related to Executive’s employment that is materially disruptive to the orderly conduct of the Company’s business operations (including, without limitation, substance abuse, sexual harassment, or sexual misconduct);

h)	Executive’s failure to perform Executive’s duties and responsibilities under this Agreement to the satisfaction of the Company, including prolonged absences without the written consent of LBC; or

i)	Executive’s material breach of this Agreement.

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Prior to terminating Executive for Cause for violations pursuant to section (a), (g), (h) or (i), the Company agrees to provide Executive with written notice of the specific conduct constituting Just Cause and to provide Executive with thirty (30) days in which to cure any such Just Cause which is capable of being cured; the Company will exercise its good faith business judgment to evaluate whether or not Executive has cured the Just Cause prior to moving to terminate Executive for Just Cause. Notwithstanding the foregoing, in no event shall Executive’s ineffectiveness in the performance of his duties with the Company, or a bona fide disagreement over policy or business judgment, be deemed grounds for termination for Just Cause.

4.4. Not Prevented from Alleging Cause – The Executive agrees that if KMSC provides the Executive with notice of termination or payment in lieu of such notice in accordance with Subsection 4.2, KMSC will not be prevented from alleging just cause for termination of the terms of the Executive’s employment or this Agreement.  Further, the Executive agrees that if KMSC unsuccessfully alleges just cause pursuant to Subsection 4.3, or if the Executive is found to have been constructively dismissed, the Executive’s entitlement to notice or pay in lieu of notice will be limited to the entitlements set out in Subsection 4.2.

4.5. Directorship and Offices - Upon the termination of the Executive’s employment with KMSC for any reason, the Executive will immediately resign any directorship or office held in all of the entities forming the Company and, except as provided in this Agreement, the Executive will not be entitled to receive any written notice of termination or payment in lieu of notice, or to receive any severance pay, damages or compensation for loss of office or otherwise.

4.6. Temporary Layoff and Suspension – The Executive may be subject to periods of temporary layoff administered in accordance with the ESA. If the Executive is subject to any investigation into any disciplinary or other matter or procedure, KMSC may suspend the Executive from the performance of duties set out in this Agreement, with or without pay to the extent permitted by law.  Any such temporary layoff or suspension shall not provide the Executive with a Good Reason or termination.

5. CONFIDENTIALITY

5.3.  Definition of Company – For the purposes of this Section 5, as well as Sections 6 and 7 below, “Company” shall include the Company as defined in the preamble and any successor to Lexaria or other business entity that is related to or affiliated with the Company.

5.4. Confidential Information – For the purposes of this Agreement, “Confidential Information” means all information in any form, whether written, electronic, or oral, about or owned, used or licensed by the Company, including without limitation, information about their business operations, business interests, assets, liabilities, contracts, databases, computer software, scientific interests, clients and client lists, suppliers, credit information and pricing information, sales and marketing plans and strategies, proposals, research and development, new services or products research, financial data, technical information, employees and independent contractors, intellectual property, and all other information that is not generally, lawfully available to third parties or is treated by the Company as Confidential Information or a trade secret. The Executive agrees that if he is uncertain as to whether any information constitutes Confidential Information, the Executive will treat such information as Confidential Information.

5.5. Non‑Disclosure of Information of the Company – The Executive acknowledges that by reason of his employment he will have access to Confidential Information of the Company.  The Executive understands and acknowledges the importance of maintaining the security and confidentiality of Confidential Information, both during the Term and indefinitely after the Term.  The Executive will, both during and indefinitely after the Term, maintain the confidentiality of the Confidential Information.  The Executive will use and disclose the Confidential Information only during the Term and only as required for the performance of the Executive’s duties and obligations under this Agreement.  The Executive will not use or disclose any Confidential Information for the Executive’s personal advantage or the advantage of any other person or entity.  The Executive will use and take all reasonable security measures to protect the Confidential Information from loss, theft and unauthorized use, access, disclosure, duplication, modification and deletion.

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Nothing in this Agreement will prevent the Executive’s use or disclosure of information to governmental agencies in accordance with whistleblower protection laws, or prevent the Executive from disclosing information which is lawfully available to the public for unrestricted use other than through the wrongful act or omission by the Executive or any other person or which is required to be disclosed under applicable laws or legal process. Although the Executive does not need to seek approval from the Company before reporting a whistleblower claim and does not need to notify the Company after the fact, if the Executive is otherwise required to disclose Confidential Information under applicable laws or legal process, the Executive will provide the Company with as much advance notice as possible to enable the Company to have the opportunity to contest the disclosure or to obtain a protective order, and the Executive will strictly limit such disclosure only to the Confidential Information which is legally required to be disclosed. The Executive will cooperate with the Company in any efforts to obtain a protective order or other remedy or recourse, which the Company may seek to obtain in this regard.

Notwithstanding anything herein to the contrary, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  In addition, if Executive files a lawsuit for retaliation for reporting a suspected violation of law, Executive may disclose the trade secret to his attorney and use the trade secret information in the court proceeding, as long as Executive files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

5.6. Return of Confidential Information and Property – All Confidential Information is the exclusive property of the Company. The Executive will at any time upon request by the Company, and immediately upon the termination of the Executive’s employment, for any reason, promptly return to the Company all originals or copies of Confidential Information and any other property belonging to, or relating to the business of, the Company.

6. INTELLECTUAL PROPERTY– All innovations, inventions, discoveries, improvements, devices, designs, practices, processes, methods, products or services that the Executive makes, develops, perfects, devises or reduces to practice during the Term that relate to the Company’s business, or result from any work the Executive performs for the Company (collectively, the “Company Intellectual Property”), are the Company’s sole property. The Executive will promptly inform, and disclose to, the Company all Company Intellectual Property that the Executive creates alone or in collaboration with others whether or not the Executive conceived of such during normal business hours. The Executive hereby irrevocably and unconditionally transfers and assigns to the Company, and its successors and assigns, any and all of his rights (including moral rights), title and interest in and to any and all of the Company Intellectual Property, and any copyright, trademark, patent applications or patents thereon. The Company retains legal ownership of the product of the Executive’s work and no Company Intellectual Property created by the Executive while employed by the Company can be claimed, construed, or presented as the Executive’s property, even after termination of the Executive’s employment. The Company Intellectual Property shall be considered the Company’s Confidential Information subject to the restrictions described above.  On the Company’s reasonable request, the Executive will execute any document that the Company deems necessary to evidence the Company’s ownership of any of the Company Intellectual Property to apply for and obtain intellectual property registrations in the Canadian Intellectual Property Office, or any foreign equivalents, for any of the Company Intellectual Property.

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7. RESTRICTIVE COVENANTS

7.1. Definitions – For the purposes of this Section 7:

a)	“Customer” means any person or entity with whom the Executive had material contact and to whom the Executive provided products or services on behalf of the Company, or to whom the Company provided products or services and about whom the Executive received Confidential Information during the course of the Executive’s employment with the Company; provided that, after the termination of the Executive’s employment for any reason, “Customer” will only include those persons or entities who the Executive knew was a Customer at any time during the twelve (12) months preceding the termination of the Executive’s employment;

b)	“Competitive Business” means any company that earns revenues or anticipates earning revenues from sales or licensing related to products developed or created by way of combining molecules together with dehydration processing for the purposes of enhancing the pharmacokinetic performance of active pharmaceutical ingredients; and

c)	“Personnel” means any person or entity with whom the Executive had material contact and who the Executive knew was employed or engaged as a contractor by the Company during the course of the Executive’s employment with the Company.

7.2. Non-Solicitation – During the Term and for a period of six (6) months after the termination of the Executive’s employment for any reason, the Executive will not, directly or indirectly:

a)	contact or communicate with any Customer for the purpose of offering for sale any products or services relating to the Competitive Business;

b)	solicit, divert or take away from the Company the business of any Customer;

c)	solicit or encourage any Personnel to terminate their relationship with the Company; or

d)	entice or solicit away from the Company any Personnel for the purpose of competing with the Company in the Competitive Business.

7.3. Non-Disparagement – The Executive agrees that he will refrain from making any derogatory, negative or inaccurate statements about the Company or the Company’s employees; provided that nothing herein shall be construed as interfering with Executive’s performance of his bona fide job duties.  The Company agrees to instruct the Board and the Company’s executives (and use commercially reasonable efforts to ensure compliance with such instruction) not to make knowingly false and derogatory, or negative or inaccurate statements about Executive. Nothing set forth herein shall be interpreted to prohibit Executive and the Company’s executives or members of the Board from responding truthfully to incorrect public statements, making truthful statements when required by law, subpoena or court order and/or from responding to any inquiries from any regulatory or investigative agency or, as to the Company, the Company’s external legal counsel, underwriters, auditors, financial advisors, investors, potential investors, strategic partners, potential strategic partners, and potential management candidates (and their respective legal counsel).

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7.4. No Conflicting Duties or Obligations – The Executive represents and warrants to the Company that he does not owe, and he will not during the Term undertake or agree to, any contractual or other duties or obligations to any other person or entity which may conflict or interfere with this Agreement or any of the Executive’s duties and obligations under this Agreement, or which may prevent the Executive from entering into this Agreement or performing any of the Executive’s duties and obligations under this Agreement, including any non-solicit or non-compete duties or obligations.

7.5. Other Duties – The restrictions contained in Section 5 (Confidentiality), Section 6 (Intellectual Property) and Section 7 (Restrictive Covenants) of this Agreement are in addition to, and do not derogate from, any other duties and obligations (including fiduciary obligations) the Executive may have to the Company under any applicable laws.

7.6. Reasonableness of Restrictions –

a)	The Executive acknowledges and confirms that the obligations and covenants set out in Section 5 (Confidentiality), Section 6 (Intellectual Property), and Section 7 (Restrictive Covenants) of this Agreement are reasonable and necessary to protect the legitimate interests of the Company and that he/she has received reasonable and sufficient consideration for same. Without limiting the generality of the foregoing, the Executive hereby acknowledges and confirms that, given, among other things, the nature of the Company’s operations and the duties to be performed by the Executive hereunder, the geographic scope, duration and nature of the restricted activities set out in the aforesaid Sections are reasonable and necessary to protect the legitimate interests of the Company; and

b)	The Executive acknowledges and agrees that the obligations and covenants set out in Section 5 (Confidentiality), Section 6 (Intellectual Property), and Section 7 (Restrictive Covenants) of this Agreement will not preclude him from earning a reasonable livelihood following the cessation of his employment with KMSC.

8. GENERAL

8.1. Enforcement – The Executive acknowledges and agrees that the covenants and obligations under Section 5 (Confidentiality), Section 6 (Intellectual Property), and Section 7 (Restrictive Covenants) of this Agreement are reasonable, necessary and fundamental to the protection of the Company’s legitimate business interests, and any breach of those covenants and obligations would result in loss and damage to the Company for which the Company could not be adequately compensated by an award of monetary damages.  In the event of any actual or threatened breach of any of those covenants and obligations by the Executive, the Company will, in addition to all remedies available to the Company at law or in equity, be entitled as a matter of right to judicial relief by way of a restraining order, interim, interlocutory or permanent injunction.

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8.2. Severability – If any provision or part thereof of this Agreement is determined to be unenforceable or invalid for any reason, that unenforceable or invalid provision or part thereof will not affect the enforceability or validity of the remaining provisions of this Agreement which will remain in full force and effect, and any unenforceable or invalid provisions or parts thereof will be severable from the remainder of this Agreement.

8.3. Waiver – No consent or waiver, express or implied, by either party to or of any breach or default by the other party in the performance by the other of any or all of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default of the same or any other obligation of such party. Failure on the part of any party to complain of any act or failure to act of the other of them, or to declare the other party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder or of the right, then or subsequently, to declare a default.

8.4. Governing Law – This Agreement and all related matters will be governed by, and construed in accordance with, the laws of Ontario and the laws of Canada applicable therein (excluding any choice of law rules). Any dispute arising from, connected with, or relating to this Agreement or any related matters will be resolved by the courts and tribunals of Ontario, as applicable, and the parties hereby irrevocably submit and attorn to the original and exclusive jurisdiction of those courts and tribunals, as applicable.

8.5. Continuing Application – The terms of this Agreement will continue to apply throughout the Executive’s employment, regardless of:

a)	the Executive’s length of service; or

b)	any changes that may occur to the Executive’s position, duties and responsibilities, compensation or benefits, or other terms of employment; or

c)	any changes to the Company as a result of a reorganization, plan of arrangement, reverse take-over, merger or acquisition;

unless the Executive and KMSC agree otherwise in writing. Without limiting the generality of the foregoing, Subsection 4.2 (Termination by the KMSC Without Just Cause) and Subsection 7.2 (Non-Solicitation) will continue to apply throughout the Executive’s employment (and for the period after termination as stated in Subsection 7.2), regardless of his length of service or any changes that may occur to his position, duties and responsibilities, compensation or benefits, or other terms of employment, unless the Executive and KMSC agree otherwise in writing.

8.6. Compliance with Employment Standards – The terms and conditions of this Agreement are subject to the provisions of the ESA. If any term or condition of this Agreement conflicts with, or is inconsistent with, any provision of the ESA, the ESA shall prevail over, and shall amend, this Agreement to the extent of any such conflict or inconsistency, and this Agreement as so amended shall apply with retrospective effect to the commencement of the Executive’s employment. Without limitation, it is the intention of KMSC that all of the Executive’s employment entitlements, including his termination entitlements, will meet or exceed what is required by the ESA. If at any time the ESA provides for a greater entitlement than what is set out in this Agreement, the Executive will receive the greater entitlement required by the ESA.

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8.7. Statutory Deductions and Withholdings – All compensation, benefits and payments required to be made pursuant to this Agreement, including, but not limited to, termination payments, are subject to applicable statutory deductions and withholdings as required by applicable government statutes and regulations.

8.8. Enurement ‑ This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors, personal representatives, permitted assigns, affiliates, subsidiaries, predecessors, liquidators, receivers, receiver managers, and trustees, as applicable.

8.9. Assignment of Rights - KMSC may assign this Agreement to another person or entity.  The Executive will not assign his rights under this Agreement, or delegate to others, any of the Executive’s functions and duties under this Agreement without the express written consent of KMSC, which consent may be withheld in KMSC’s sole discretion.

8.10. Legal Advice – The Executive acknowledges that it was recommended by KMSC that the Executive obtain independent legal advice before executing this Agreement and represents that by executing this Agreement he has had the opportunity to do so. The Executive further acknowledges and agrees that he has read this Agreement, fully understands the terms of this Agreement, agrees that all such terms are reasonable, and agrees that the Executive is signing this Agreement freely, voluntarily and without duress.

8.11. Entire Agreement – This Agreement (including Schedules A and B and the Lexaria Incentive Equity Plan referenced in Schedule B) constitutes the entire agreement between the Executive and KMSC regarding the Executive’s employment with KMSC and supersedes all prior oral or written understandings and agreements regarding the Executive’s employment.  There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the Executive and KMSC other than as expressly set forth in this Agreement. Except as otherwise provided in this Agreement, any amendment or modification of this Agreement or additional obligation assumed by either party in connection with this Agreement will only be binding if evidenced in writing signed by each party.

[signature page to follow]

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8.12. Survival – All sections of this Agreement that, by their drafting, are intended to survive the termination of the Executive’s employment, and all other provisions of this Agreement necessary for the interpretation or enforcement of any of those sections, will survive indefinitely after the termination of the Executive’s employment for any reason.

            IN WITNESS WHEREOF the parties hereto have duly executed this Agreement as of the day and year first above written.

KELOWNA MANAGEMENT SERVICES CORP.

Per: “Richard Christopher”
Authorized Signatory

SIGNED, SEALED AND DELIVERED by John Docherty in the presence of: “Vanessa Carle”	) ) ) ) )	“John Docherty”
Witness	)	John Docherty

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Schedule “A”

Description of Duties

The Executive shall provide the following services to the Company, as determined by KMSC:

(a)

Co-manage with the CEO, the development and expansion of new and existing intellectual property and product pipeline based on its proprietary technologies; including proposing and developing new or novel methods or procedures related to human delivery methods, and the characterization thereof, for bioactive molecules of interest; identifying potential technology and intellectual property acquisitions of interest; and implementing new technologies as they become available;

(b)

Collaborate to maintain and develop corporate/investor outreach materials as needed, including, but not limited to, overall corporate messaging with a focus on consistency, through direct creation and development of corporate presentations, PowerPoints, websites, shareholder and community communications, business plans, fact sheets, etc.;

(c)

Develop and compile appropriate scientific validation/materials/studies supporting the technology, processes, production and testing merits as applicable and, when necessary, support clientele in the implementation of the technology;

(d)

Perform all duties associated with being the named Responsible Person for the purposes of Health Canada compliance, including, but not limited to, the drafting, amending and finalizing of all Standard Operating Procedures, oversight of the maintenance of all required logbooks, and preparing and/or approving all required reports;

(e)

Identify, evaluate or support opportunities for capital raising and/or strategic collaboration with suitable third-parties at appropriate points in time, including researching, planning, proposing, executing and closing approved projects, acquisitions, mergers and partnerships, as well as locating and cultivating finance sources, creating overall value;

(f)	Co-manage with the CEO, employees, junior executives and consultants in their regular duties and day-to-day operations;

(g)

Serve in such capacity or capacities as may from time to time be determined by resolution of the Board of Directors or senior management of the Company and perform such duties and exercise such powers as may from time be determined by resolution of the Board of Directors.

(h)

Work as needed with lawyers, partners, shareholders and other stakeholders as required and fulfill all duties expected of an executive officer of a corporation, including sourcing and/or negotiation of financial proposals and corporate financings; strategic corporate and financial planning; management of all the overall business operations; communications with shareholders; negotiation and management of agreements; and any other duties that should be reasonably expected by and at the pleasure of the Board of Directors.

(i)	Serve on or support the Company’s scientific advisory board or similar committees that it chooses to effect or operate from time-to-time.

(j)

All travel necessary to facilitate the above duties, to promote Lexaria to potential investors or collaborative partners, to develop DehydraTECH formulations and to provide oversight at the head office located in Kelowna, British Columbia.

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Schedule “B”

Compensation and Benefits

1. Compensation

A. Base Salary

Starting on the Effective Date, KMSC will pay to the Executive an annual salary of CDN$512,000 (the “Base Salary”), less the applicable statutory deductions and withholdings required by law. The Base Salary will be increased by 5% on January 1, 2026 with such increased Base Salary being further increased by 5% again on January 1, 2027 and thereafter may be increased from time to time in accordance with normal business practice and in the sole discretion of the Company and shall be paid in accordance with KMSC’s standard payroll practices.

KMSC and the Executive agree that for internal accounting purposes, the Base Salary may be allocated from an account or accounts of the Company other than KMSC, in amounts determined by the management of Lexaria, but that at no such time shall such allocations result in less than the aggregate Base Salary payable to the Executive. The Base Salary will be paid in accordance with KMSC’s payroll practices, which may be amended from time to time.

B. Out of Pocket Expenses

The Executive’s out of pocket expenses incurred on behalf of the Company shall be paid by KMSC (the “Disbursements”). The Disbursements must be pre-approved by either the CFO or the CEO and will be limited to the foregoing:

i.

travelling and other costs actually and properly incurred by the Executive in connection with the Executive’s duties hereunder, up to a maximum of CDN$40,000 per month with such additional costs being subject to pre-approval by either the CEO or CFO of the Company prior to any reimbursement. Both parties recognize that, as the financial condition of the Company improves or deteriorates, this amount may be increased or decreased without making changes to this document and without such changes constituting a termination of this Agreement, provided the Company makes the Executive aware of the changed amount;

ii.	specialized training and/or educational costs as authorized by the Company for the enhancement of any Services, up to a maximum of CDN$55,000 per year;

iii.	customary home office costs, as well as stationery and printing costs;

iv.	mileage allowance for personal vehicle use at CDN$0.65/km when the Executive is required to use own vehicle for business purposes.

C. Bonus

I. Milestone Bonus

The Executive shall be eligible to receive up to 50% of the total Base Salary (“Annual Bonus”) based upon completion of performance criteria milestones (“PCM”s) to be approved by the Compensation Committee of the Board of Lexaria (after consultation with Executive) and disclosed to the Executive on an annual basis in January. The Annual Bonus is not earned until the appropriate PCM is achieved, and then awarded and paid by KMSC (or such other Company account as designated for internal accounting purposes) after completion of the applicable calendar year and assessment of performance, which will conclude within sixty (60) business days following the calendar year end, with the earned Annual Bonus paid within the two following pay cycles (and in no event later than March 15 immediately following the end of the applicable calendar year).

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In order to be eligible to receive an Annual Bonus, the Executive must be Actively Employed on the date or dates that the PCM was accomplished pursuant to which the Annual Bonus becomes payable. “Actively Employed”, in reference to a certain date, means that the Executive is employed by KMSC (including being on vacation or being on a statutory or other leave authorized by KMSC) on the applicable date. Except to the minimum extent, if any, required by the ESA, “Actively Employed” does not include:

(a)

Any period following the date the Executive ceases to be employed by KMSC upon termination of employment for any reason (whether voluntary or involuntary, and whether with or without just cause, and regardless of whether the termination is lawful or unlawful);

(b)

Any period in relation to which KMSC provides written notice or payment in lieu of notice in respect of such termination of employment, in accordance with section 4.2 of this Agreement, or the common law, if applicable; or

(c)

Any period in relation to which KMSC fails to give notice that ought to have been given pursuant to this Agreement or pursuant to any applicable law, including the common law, in respect of such termination of employment, and in relation to which damages may be awarded, including for the failure to provide such notice.

For further clarity,

if the Executive is not Actively Employed on the established payment date for an Annual Bonus but was Actively Employed during the calendar year when the PCMs were accomplished for such Annual Bonus, the Executive will be deemed to have earned the full Annual Bonus corresponding to the PCMs that were accomplished for such calendar year. If the Executive is Actively Employed for a portion of a calendar year (such portion being the “Pro Rated Year”) where PCMs were accomplished during the Pro Rated Year, he will be eligible to receive the pro-rated portion of the Annual Bonus attributable to the PCMs that were accomplished during the Pro Rated Year.

II. Material Transaction Bonuses

Change of Control

Should a change of control (“Change of Control”) occur in Lexaria during the Term of this Agreement or within 6 months after the termination of the Executive pursuant to sections 4.1 or 4.2, then the Executive shall be entitled to a lump sum bonus payment equal to twenty-four (24) months of Base Salary and shall be payable within ninety (90) days of such Change of Control (but in no event later than March 15 of the calendar year following the calendar year in which the Change of Control occurs).

In addition, should a Change of Control occur while the Executive is actively employed, any stock options or warrants to purchase common stock, as referred to in all existing and future agreements between Lexaria and the Executive, granted to the Executive (including any award that resulted from a substitution or replacement of equity awards upon Change of Control) shall become immediately vested and exercisable.

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A Change of Control includes any of the following events:

(a)	Change in Ownership of Lexaria. A change in the ownership of Lexaria which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of Lexaria that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of Lexaria, except that any change in the ownership of the stock of the Company as a result of a private financing of the Company that is approved by the Board will not be considered a Change in Control; or

(b)	Change in Effective Control of Lexaria. If Lexaria has a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, a change in the effective control of Lexaria which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of Lexaria, the acquisition of additional control of Lexaria by the same Person will not be considered a Change in Control; or

(c)	Change in Ownership of a Substantial Portion of Lexaria’s Assets. A change in the ownership of a substantial portion of Lexaria’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from Lexaria that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of Lexaria immediately prior to such acquisition or acquisitions. For purposes of this subsection (b), gross fair market value means the value of the assets of Lexaria, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets;

(d)	For purposes of this section, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase, or acquisition of stock, or similar business transaction with Lexaria.

(e)	Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of the Internal Revenue Code of 1986, as amended, Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

(f)	Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (A) its sole purpose is to change the jurisdiction of Lexaria’s incorporation, or (B) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held Lexaria’s securities immediately before such transaction.

Affiliate Sale

Should there be a sale of any of KMSC, Poviva, CanPharm, Nicotine, Pharma, Hemp, Holding, Nutra, LAP and/or FutureCos (collectively the “Affiliates”)  with each such sale being deemed an “Affiliate Sale”, either during the Term of this Agreement or within 6 months after the Executive’s termination pursuant to sections 4.1 or 4.2, then KMSC shall be obligated to pay the Executive a one-time lump sum payment in the amount equal to 2% of the total value of such Affiliate Sale (the “Affiliate Sale Entitlement”).  The Affiliate Sale Entitlement shall be paid to the Executive within 90 days of completion of the Affiliate Sale (but in no event later than March 15 of the calendar year following the calendar year in which the Affiliate Sale occurs).

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An Affiliate Sale means any of the following events:

(a)	If any individual, partnership, company, society, or other legal entity (a “Person”), alone or together with any other Person with whom it is acting jointly or in concert, becomes the beneficial owner of, or acquires the power to exercise control or direction over, directly or indirectly, such securities (or securities convertible into, or exchangeable for, securities) entitled to more than fifty percent (50%) or more of the votes exercisable by holders of the then-outstanding securities generally entitled to vote for the election of directors (“Voting Stock”) of an Affiliate or if any Persons that previously were not acting jointly or in concert commence acting jointly or in concert and together beneficially own, or have the power to exercise control or direction over, securities entitled to more than fifty percent (50%) or more of the votes exercisable by holders of voting stock, or have rights of conversion which, if exercised, would permit such Persons to own or control such a percentage of votes;

(b)	An Affiliate is merged, amalgamated or consolidated into or with another Person and, as a result of such business combination, a Person who previously held securities representing less than fifty percent (50%) of the votes exercisable by the holders of the Voting Stock of the Affiliate, either alone or together with any other persons with whom it is acting jointly or in concert, is now, either alone or together with any other persons with whom it is acting jointly or in concert, entitled to hold more than fifty percent (50%) of the votes, exercisable by holders of the Voting Stock of the Affiliate or of such Person into which the Voting Stock of the Affiliate has been converted;

(c)	The capital of an Affiliate is reorganized and a Person, together with any other Persons with whom it is acting jointly or in concert, which previously held securities representing less than fifty percent (50%) of the votes exercisable by the holders of the Voting Stock of the Affiliate, now as a result of such reorganization, holds securities entitled to more than fifty percent (50%) of the votes exercisable by the holders of the Voting Stock of the Affiliate;

(d)	An Affiliate sells or otherwise transfers all or substantially all of its assets to another Person and a Person, together with any other persons with whom it is acting jointly or in concert, which previously held securities representing less than fifty percent (50%) of the votes exercisable by the holders of the Voting Stock of the Affiliate, now as a result of such sale or transfer, holds securities entitled to more than fifty percent (50%) of the votes exercisable by the holders of the Voting Stock of the Affiliate; or

(e)	During any period of two consecutive years, individuals (“Incumbent Directors”) who at the beginning of any such period constitute the directors of an Affiliate cease for any reason to constitute at least a majority thereof. For the purposes of this clause:

(i)

Each director who, during any such period, is elected or appointed as a director of an Affiliate with the approval of at least a majority of the voting shareholders of such Affiliate will be deemed to be an Incumbent Director;

(ii)

An “Incumbent Director” does not include a director, elected or appointed pursuant to an agreement (in respect of such election or appointment) with another Person that deals with an Affiliate at arm’s length, or as part of or related to an amalgamation, a merger or a consolidation of an Affiliate into or with another person, a reorganization of the capital of an Affiliate or the acquisition of an Affiliate as a result of which securities entitled to less than fifty (50%) percent of the votes exercisable by holders of the then-outstanding securities entitled to Voting Stock of an Affiliate is converted on or immediately after such transaction are held in the aggregate by Persons who were holders of Voting Stock of an Affiliate immediately prior to such transaction; and

(iii)

References to an Affiliate shall include successors to an Affiliate as a result of any amalgamation, merger, consolidation or reorganization of an Affiliate into or with another body corporate or other legal Person.

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Payment of Annual Bonus or Material Transaction Bonuses

At the request of the Executive, the payee of the Annual Bonus and/or the Material Transaction Bonuses may be either the Executive, in which case the applicable tax deductions will be applied to any such bonus that is payable; or a company controlled by the Executive, in which case the Executive shall be solely responsible for and shall indemnify KMSC from any and all taxes, governmental charges, interest, penalties and other claims by a government entity or any other person in connection with the payment of such bonus.

3. Incentive Equity Plan

The Executive will be entitled to participate in the Lexaria Incentive Equity Plan or any successor thereto, with such stock award amounts and exercise price, as applicable, to be determined by the Compensation Committee or the Board of Directors of Lexaria.

4. Vacation

The Executive will receive vacation time and pay in accordance with the Company’s policies and procedures as amended from time to time by the Company in its discretion. Currently, the Executive is entitled to six (6) weeks’ (i.e. 30 business days) of paid vacation annually.

Vacation must be taken in accordance with procedures of the Lexaria Employee Handbook. Carryover of unused vacation into the following calendar year is permitted, however thereafter any unused vacation days will expire and KMSC is not obligated to compensate the Executive for any such expired vacation days.

Upon termination of employment for any reason, the Executive will receive only the minimum vacation pay required to be provided pursuant to the ESA. Vacation pay will not be provided in relation to any common law period of notice for which payment in lieu of notice is provided, if any, and will not form part of any damages for wrongful dismissal or otherwise, except to the minimum extent (if any) required by the ESA.

5. Sick Leave

The Executive shall be entitled to paid sick leave in the greater of the amount required pursuant to the ESA and the amount provided in Lexaria’s Employee Handbook which the Executive shall be required to review and sign as a part of his employment. Currently the Executive Handbook provides for 10 paid sick days and it is agreed by LBC and the Executive that at no time shall such paid sick days be reduced during the term of the employment.

6. Paid Holidays

The Executive shall be entitled to paid holidays for those days which Canada and the Province of Ontario, has designated as statutory holidays.

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